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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Registration Statement on Amendment No. 1 to Form S-1 of Syngence Corporation of our report, dated September 24, 2007, on our audit of the balance sheets of Syngence, LLC as of December 31, 2004, 2005 and 2006, and the related statements of operations, members' equity (deficit), and cash flows of Syngence, LLC for the years then ended.

Our report, dated September 24, 2007, contains an explanatory paragraph that states that Syngence, LLC has experienced recurring losses and negative cash flows from operations, and sold substantially all of its assets in May 2007. These conditions raise substantial doubt about Syngence LLC's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Amendment No. 1 to Form S-1.

/S/ PETERSON SULLIVAN PLLC

December 11, 2007
Seattle, Washington

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  Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS